Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RESULTS FOR SECOND QUARTER OF 2008;
PROVIDES FINANCIAL & OPERATIONAL UPDATE

•	Company reports net income of $33.6 million, or $0.53 per diluted share

•	Adjusted net income of $1.29 per diluted share

•	Quarterly production of 28.6 BCFE exceeds guidance of 26.0 – 27.0 BCFE

•	Year over year production growth of 15% from retained asset base

DENVER, August 4, 2008 – St. Mary Land & Exploration Company (NYSE: SM) today reports financial results from the second quarter of 2008 and provides a brief update of its financial condition and operations.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, commented, “The second quarter was a strong quarter for St. Mary.  Year over year, we grew production 15% from our retained properties.  Commodity prices were very robust during the quarter, which allowed us to generate strong cash flows.  For the year to date, we have exceeded the production goals that we set out at the beginning of the year.  We are executing well on our business plan and our portfolio is improving every day.  I am pleased with how we are positioned as we enter the second half of the year.”

SECOND QUARTER 2008 RESULTS

Earnings for the second quarter of 2008 were $33.6 million, or $0.53 per diluted share, compared to $59.2 million, or $0.91 per diluted share, for the same period in 2007.  Adjusted net income, which adjusts for significant non-recurring and non-cash items, was $80.8 million, or $1.29 per diluted share, for the quarter versus $55.3 million, or $0.85 per diluted share, for the second quarter of 2007.

For the second quarter of 2008, adjusted net income includes significant adjustments related to the change in the Net Profits Plan liability for the quarter and bad debt expense recorded as a result of the bankruptcy of SemGroup L.P., a purchaser of a portion of the Company’s produced crude oil, which is discussed further below.  The adjustment related to the non-cash charge resulting from the change in the Net Profits Plan liability was $43.3 million, or $0.69 per diluted share, on an after-tax basis.  The Net Profits Plan liability increased significantly during the quarter as a result of the increase in forecasted oil and natural gas prices from March 31 to June 30, 2008.

The Company’s adjusted net income also includes an after-tax adjustment of $6.3 million, or $0.10 per diluted share, for bad debt expense recorded in the quarter as a result of the bankruptcy of SemGroup L.P.  Based upon information contained in available court filings made by SemGroup L.P., the Company believes that the bankruptcy of SemGroup L.P. may be attributable to circumstances unique to SemGroup L.P., including significant margin requirements for large futures and options trading positions by SemGroup L.P., which are not representative of the liquidity and financial position of other companies in the mid-stream sector.  Accordingly, St. Mary believes that the circumstances that led to the SemGroup L.P. bad debt expense are highly unusual and unlikely to occur in the future with respect to receivables from other purchasers of the Company’s produced oil and natural gas.  See the header SemGroup Exposure below for more discussion on this topic.  Complete reconciliations of adjusted net income to the nearest comparable GAAP financial measure for all comparable periods are presented in the accompanying Financial Highlights section at the end of this release.

Discretionary cash flow increased to $211.9 million for the second quarter of 2008 from $153.8 million in the same period of the preceding year.  Net cash provided by operating activities increased to $173.6 million for the second quarter of 2008 from $156.2 million in the same period in 2007.  Adjusted net income and discretionary cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release.

Reported daily oil and gas production for the quarter increased 10% year over year to an average of 313.7 MMCFED in the second quarter of 2008 from 286.1 MMCFED in the second quarter of 2007.  Adjusting for properties that were sold in January 2008, total oil and gas production from the retained properties increased 15% or 3.7 BCFE year over year.  The Company’s oil and gas production growth between the periods is being driven by development of the Cotton Valley and James Lime programs in the ArkLaTex region, drilling in the horizontal Woodford shale program in eastern Oklahoma, drilling in the Wolfberry tight oil program in West Texas, successful offshore activities in the Gulf Coast region, and the acquisition and subsequent development of Olmos shallow gas assets in South Texas.

Revenues for the quarter were $356.9 million compared to $247.2 million for the same period in 2007.  Average realized prices, inclusive of hedging activities, were $9.97 per Mcf and $88.40 per barrel in the second quarter of 2008, which is an increase of 30% and 47%, respectively, from the same period a year ago.  Average prices, excluding hedging activities, were $10.83 per Mcf and $120.20 per barrel during the quarter.  These prices were 53% and 97% higher, respectively, than the second quarter of 2007.

Lease operating expense, including transportation, increased 19% or $0.26 per MCFE between the second quarters of 2007 and 2008 on a per MCFE basis.  Recurring lease operating costs were up approximately 8% or $0.09 per MCFE year over year. Consistent with many companies in the exploration and production industry, St. Mary has been experiencing higher recurring lease operating costs in recent months.  This is a result of strong commodity prices and high levels of activity in many basins coupled with supply limitations for goods and services. In particular, services that utilize fuel, such as water handling and salt water disposal, have seen significant cost increases.  Between the comparative periods, workover expense was up $0.13 per MCFE year over year.  Workover expense was driven higher primarily by several major workovers in the Gulf Coast and Mid-Continent regions.  Production taxes increased 70% year over year, driven upward by higher commodity prices.  The increase in depletion and depreciation expense between the two periods reflects the higher finding cost environment experienced by the industry in recent years to acquire and develop properties.  The increase in exploration expense in the second quarter of 2008 is due to two exploratory dry holes drilled by the Company testing completion designs in a potential resource play.

General and administrative expense increased year over year primarily due to compensation-related costs associated with increased headcount.  Costs such as salary and cash bonus have increased with the number of employees, particularly as competition for employees has grown.  The Company also saw an increase in cash payments made to participants in the Net Profits Plan due in large part to the increase in commodity prices between the periods.

St. Mary recognized $9.9 million in bad debt expense before income taxes in the second quarter of 2008 as a result of the bankruptcy of SemGroup L.P.  The Company sells a portion of its oil production to affiliates of SemGroup L.P. and as a result of the SemGroup L.P. bankruptcy, the receivables due from affiliates of SemGroup L.P. have been reserved – see the header SemGroup Exposure below for more details on this item.

The significant increase in the non-cash expense recognized in the second quarter of 2008 relates to the increase in the Net Profits Plan liability.  The liability increased significantly during the quarter as a result of the increase in forecasted commodity prices during the quarter.  This liability is a significant management estimate and is based on a number of assumptions including estimated future commodity prices, production rates, and operating costs.

FINANCIAL POSITION

As of June 30, 2008, St. Mary had total long-term debt of $582.5 million, comprised of $287.5 million in 3.50% Senior Convertible Notes and $295.0 million drawn under our existing long-term credit facility.  The Company has a borrowing base of $1.4 billion and a commitment amount of $500 million under its credit facility.

SEMGROUP EXPOSURE

On July 22, 2008, SemGroup L.P. and certain North American subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.  Affiliates of SemGroup L.P. purchase a portion of our crude oil production in the Williston Basin, Oklahoma, and Texas.  As a result, the Company increased its allowance for doubtful accounts and bad debt expense by approximately $9.9 million for June 2008 production that was recorded in the six-month period ended June 30, 2008. St. Mary believes that it has maximum additional potential exposure of $6.8 million with this purchaser for a portion of production in July 2008.  The Company is monitoring the bankruptcy cases closely to pursue the best course of action to obtain payment of the amounts owed and to continue crude oil sales in the affected producing regions.  This matter does not have a material adverse effect on the Company’s liquidity or overall financial position.

OPERATIONAL UPDATE

In the Williston Basin, the Company is operating two drilling rigs.  St. Mary is currently drilling its second grass roots horizontal Bakken well in Burke County and is in the process of completing the first grass roots well which was drilled in northern Mountrail County.  The pilot hole for the first well was drilled through the Bakken formation and logs confirmed the presence of the Three Forks formation.  St. Mary is also currently completing its first horizontal Bakken re-entry well in McKenzie County.  Additionally, the Company has entered into an agreement to acquire additional leasehold in North Dakota.  The acquisition will increase the Company’s acreage position in the basin by approximately 6,200 net acres in eastern McKenzie County and 18,500 net acres in northern Divide County.

In the Arkoma Basin, St. Mary will be adding a third rig in the horizontal Woodford shale in mid-August.  Earlier this year, the Company increased the planned 2008 capital investment for this program by $20 million based on improved results in the program.  The average EUR of the last ten wells drilled is approximately 3 BCFE per well, which is marked improvement over the EURs of the Company’s first ten wells.

The Company has two rigs operating in East Texas and northern Louisiana that are currently drilling Cotton Valley and James Lime wells.  The location for St. Mary’s first horizontal well targeting the Haynesville shale is currently being prepared in DeSoto Parish, Louisiana and drilling is expected to begin in September of this year.  The Company has 50,000 net acres with potential in the Haynesville shale.

The Company’s operations in its other key programs continue to progress according to plan with no material changes to report.   St. Mary currently has 16 rigs operating across the Company.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference call to discuss second quarter 2008 earnings results on August 5, 2008, at 8:00 am (Mountain Time).  The call participation number is 888-424-5231.  A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through August 19, 2008, at 800-642-1687, conference number 55279667.  International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 55279667.  In addition, the call will be broadcast live through St. Mary’s website at  www.stmaryland.com and the earnings press release and financial highlights will be available before the call.  An audio recording of the conference call will be available at www.stmaryland.com through August 19, 2008.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” ”budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales,  the potential effects of increased levels of debt financing, the imprecise nature of estimating oil and gas reserves, the pending nature of the announced acquisition in the Williston Basin as well as the ability to complete the transaction, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with our hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2007 Annual Report on Form 10-K/A and subsequent quarterly reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INFORMATION ABOUT RESERVES AND RESOURCES

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  St. Mary uses in this press release the term “EUR” (estimated ultimate recovery), which SEC guidelines prohibit from being included in filings with the SEC.  EUR means those quantities of petroleum which are estimated to be potentially recoverable from an accumulation, plus those quantities already produced therefrom.  Estimates of unproved reserves which may potentially be recoverable through additional drilling or recovery techniques are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.  In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2008
(Unaudited)

Production Data	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
	2008	2007	Percent Change	2008	2007	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$120.20	$61.11	97%	$106.17	$56.85	87%
Gas (per Mcf)	$10.83	$7.09	53%	$9.69	$6.96	39%

Average realized sales price, net of hedging:
Oil (per Bbl)	$88.40	$59.97	47%	$82.28	$56.28	46%
Gas (per Mcf)	$9.97	$7.68	30%	$9.33	$7.86	19%

Production:
Oil (MMBbls)	1.6	1.7	-3%	3.3	3.4	-3%
Gas (Bcf)	18.7	15.8	18%	37.0	31.1	19%
BCFE (6:1)	28.6	26.0	10%	56.9	51.5	10%

Daily production:
Oil (MBbls per day)	18.1	18.7	-3%	18.2	18.8	-3%
Gas (MMcf per day)	205.3	174.2	18%	203.4	171.6	19%
MMCFE per day (6:1)	313.7	286.1	10%	312.6	284.6	10%

Margin analysis per MCFE:
Average realized sales price, before hedging	$14.01	$8.30	69%	$12.49	$7.96	57%

Average realized sales price, net of hedging	$11.61	$8.58	35%	$10.86	$8.46	28%
Lease operating expense and transportation	1.63	1.37	19%	1.50	1.45	3%
Production taxes	0.95	0.56	70%	0.84	0.55	53%
General and administrative	0.77	0.62	24%	0.76	0.56	36%
Operating margin	$8.26	$6.03	37%	$7.76	$5.90	32%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$2.67	$2.10	27%	$2.58	$2.01	28%

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2008
(Unaudited)

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Operating revenues and other income:
Oil and gas production revenue	$399,961	$216,154	$710,393	$409,860
Realized oil and gas hedge gain (loss)	(68,396)	7,303	(92,346)	25,987
Marketed gas system and other operating revenue	22,339	23,697	41,942	32,313
Gain on sale of proved properties	3,038	-	59,055	-
Total operating revenues and other income	356,942	247,154	719,044	468,160

Operating expenses:
Oil and gas production expense	73,625	50,328	133,101	102,648
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	76,354	54,657	146,708	103,616
Exploration	17,401	11,074	31,709	30,093
Impairment of proved properties	9,566	-	9,566	-
Abandonment and impairment of unproved properties	2,056	1,465	3,064	2,949
General and administrative	21,867	16,266	43,004	29,157
Bad debt expense	9,951	-	9,942	-
Change in Net Profits Plan liability	68,142	(1,160)	81,768	3,805
Marketed gas system and other operating expense	20,915	15,341	39,360	23,293
Unrealized derivative (gain) loss	(1,186)	1,200	5,231	5,104
Total operating expenses	298,691	149,171	503,453	300,665

Income from operations	58,251	97,983	215,591	167,495

Nonoperating income (expense):
Interest income	59	154	156	257
Interest expense	(5,528)	(3,750)	(10,499)	(9,803)

Income before income taxes	52,782	94,387	205,248	157,949
Income tax expense	(19,232)	(35,152)	(75,702)	(58,764)

Net income	$33,550	$59,235	$129,546	$99,185

Basic weighted-average common shares outstanding	61,714	63,583	62,287	60,316

Diluted weighted-average common shares outstanding	62,749	65,120	63,404	65,015

Basic net income per common share	$0.54	$0.93	$2.08	$1.64

Diluted net income per common share	$0.53	$0.91	$2.04	$1.54

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2008
(Unaudited)

Consolidated Balance Sheets
(In thousands, except share amounts)	June 30,	December 31,
ASSETS	2008	2007
Current assets:
Cash and cash equivalents	$36,919	$43,510
Short-term investments	1,000	1,173
Accounts receivable, net of allowance for doubtful accounts
of $10,094 in 2008 and $152 in 2007	194,517	157,149
Hedge margin deposit	30,900	2,000
Refundable income taxes	9,854	933
Prepaid expenses and other	18,212	14,129
Accrued derivative asset	974	17,836
Deferred income taxes	143,148	33,211
Total current assets	435,524	269,941

Property and equipment (successful efforts method), at cost:
Proved oil and gas properties	3,012,306	2,721,229
Less - accumulated depletion, depreciation, and amortization	(870,105)	(804,785)
Unproved oil and gas properties, net of impairment allowance
of $9,587 in 2008 and $10,319 in 2007	159,057	134,386
Wells in progress	122,742	137,417
Oil and gas properties held for sale less accumulated depletion,
depreciation, and amortization	1,665	76,921
Other property and equipment, net of accumulated depreciation
of $12,466 in 2008 and $11,549 in 2007	10,175	9,230
	2,435,840	2,274,398

Noncurrent assets:
Goodwill	9,452	9,452
Accrued derivative asset	2,208	5,483
Restricted cash subject to Section 1031 Exchange	25,266	-
Other noncurrent assets	12,548	12,406
Total noncurrent assets	49,474	27,341

Total Assets	$2,920,838	$2,571,680

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$302,872	$254,918
Accrued derivative liability	382,552	97,627
Deposit associated with oil and gas properties held for sale	-	10,000
Total current liabilities	685,424	362,545

Noncurrent liabilities:
Long-term credit facility	295,000	285,000
Senior convertible notes	287,500	287,500
Asset retirement obligation	103,741	96,432
Asset retirement obligation associated with oil and gas properties held for sale	36	8,744
Net Profits Plan liability	293,174	211,406
Deferred income taxes	186,590	257,603
Accrued derivative liability	520,573	190,262
Other noncurrent liabilities	8,417	8,843
Total noncurrent liabilities	1,695,031	1,345,790

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 62,306,691 shares in 2008 and 64,010,832 shares
in 2007; outstanding, net of treasury shares: 62,129,704 shares
in 2008 and 63,001,120 shares in 2007	623	640
Additional paid-in capital	86,930	170,070
Treasury stock, at cost: 176,987 shares in 2008 and 1,009,712 shares in 2007	(2,130)	(29,049)
Retained earnings	1,005,122	878,652
Accumulated other comprehensive loss	(550,162)	(156,968)
Total stockholders' equity	540,383	863,345

Total Liabilities and Stockholders' Equity	$2,920,838	$2,571,680

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2008
(Unaudited)

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Reconciliation of net income to net cash provided
by operating activities:
Net income	$33,550	$59,235	$129,546	$99,185
Adjustments to reconcile net income to net cash
provided by operating activities:
(Gain) loss on insurance settlement	480	(6,325)	960	(6,325)
Gain on sale of proved properties	(3,038)	-	(59,055)	-
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	76,354	54,657	146,708	103,616
Bad debt expense	9,951	-	9,942	-
Exploratory dry hole expense	5,916	1,651	6,606	11,220
Impairment of proved properties	9,566	-	9,566	-
Abandonment and impairment of unproved properties	2,056	1,465	3,064	2,949
Unrealized derivative loss	(1,186)	1,200	5,231	5,104
Change in Net Profits Plan liability	68,142	(1,160)	81,768	3,805
Stock-based compensation expense (1)	3,747	3,312	7,057	6,279
Deferred income taxes	5,907	31,220	55,996	52,457
Other	(2,381)	(2,571)	766	(2,696)
Changes in current assets and liabilities:
Accounts receivable	(1,727)	4,745	(42,954)	12,507
Hedge margin deposit	(28,900)	-	(28,900)	-
Refundable income taxes	(9,854)	775	(8,921)	775
Prepaid expenses and other	(6,234)	(7,439)	(6,570)	(5,120)
Accounts payable and accrued expenses	19,992	18,330	14,850	2,327
Income tax benefit from the exercise of stock options	(8,705)	(2,849)	(9,565)	(3,762)
Net cash provided by operating activities	173,636	156,246	316,095	282,321

Cash flows from investing activities:
Proceeds from insurance settlement	-	7,049	-	7,049
Proceeds from sale of oil and gas properties	24,197	-	154,597	324
Capital expenditures	(167,941)	(143,800)	(329,247)	(278,983)
Acquisition of oil and gas properties	(9,896)	(29,864)	(62,927)	(31,050)
Deposits to short-term investments	173	(1,138)	173	(1,138)
Receipts from short-term investments	-	1,450	-	1,450
Deposits to restricted cash	(25,266)	-	(25,266)	-
Other	20	1	(9,987)	17
Net cash used in investing activities	(178,713)	(166,302)	(272,657)	(302,331)

Cash flows from financing activities:
Proceeds from credit facility	249,000	273,914	638,000	292,914
Repayment of credit facility	(230,500)	(527,914)	(628,000)	(530,914)
Repayment of short-term note payable	-	-	-	(4,469)
Income tax benefit from the exercise of stock options	8,705	2,849	9,565	3,762
Net proceeds from issuance of senior convertible debt	-	281,194	-	281,194
Proceeds from sale of common stock	10,356	4,599	10,684	5,378
Repurchase of common stock	-	-	(77,202)	-
Dividends paid	(3,076)	(3,140)	(3,076)	(3,140)
Net cash provided by (used in) financing activities	34,485	31,502	(50,029)	44,725

Net change in cash and cash equivalents	29,408	21,446	(6,591)	24,715
Cash and cash equivalents at beginning of period	7,511	4,733	43,510	1,464
Cash and cash equivalents at end of period	$36,919	$26,179	$36,919	$26,179

(1) Stock-based compensation expense is a component of Exploration expense and General and administrative expense on the consolidated statements of operations. During the periods ended June 30, 2008, and 2007, respectively, approximately $2.2 million and $1.9 million of stock-based compensation expense was included in Exploration expense.
During the periods ended June 30, 2008, and 2007, respectively, approximately $4.9 million and $4.4 million of stock-based compensation expense was included in General and administrative expense.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2008
(Unaudited)

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of Net Income (GAAP)	For the Three Months		For the Six Months
to Adjusted Net Income (Non-GAAP):	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Reported Net Income (GAAP)	$33,550	$59,235	$129,546	$99,185

Change in Net Profits Plan liability	68,142	(1,160)	81,768	3,805
Unrealized derivative (gain) loss	(1,186)	1,200	5,231	5,104
Gain on sale of proved properties	(3,038)	-	(59,055)	-
(Gain) loss on insurance settlement (2)	480	(6,325)	960	(6,325)
Bad debt expense associated with SemGroup, L.P.	9,948	-	9,948	-

Total of Adjustments	74,346	(6,285)	38,852	2,584

Tax effect on adjustments	(27,089)	2,341	(14,330)	(961)

Adjusted Net Income (Non-GAAP) (3)	$80,807	$55,291	$154,068	$100,808

Adjusted Net Income Per Share (Non-GAAP)
Basic	$1.31	$0.87	$2.47	$1.67
Diluted	$1.29	$0.85	$2.43	$1.56

Average Number of Shares Outstanding
Basic	61,714	63,583	62,287	60,316
Diluted	62,749	65,120	63,404	65,015

(2) Included within line item marketed gas system and other operating revenue on the consolidated statements of operations.

(3) Adjusted net income is calculated as net income adjusted for significant non-cash and non-recurring items. Examples of non-cash charges include non-cash gains or losses resulting from changes in the Net Profits Plan liability, unusual and non-recurring bad debt expense, and unrealized derivative gains and losses.
Examples of non-recurring items include gains from sales of properties and insurance settlements. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of St. Mary’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2008
(Unaudited)

Discretionary Cash Flow
(In thousands)

Reconciliation of Net Cash Provided by Operating Activities	For the Three Months		For the Six Months
(GAAP) to Discretionary Cash Flow (Non-GAAP):	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Net cash provided by operating activities (GAAP)	$173,636	$156,246	$316,095	$282,321

Exploration	17,401	11,074	31,709	30,093
Less: Exploratory dry hole expense	(5,916)	(1,651)	(6,606)	(11,220)
Less: Stock-based compensation expense included in exploration	(1,073)	(885)	(2,142)	(1,889)
Other	2,381	2,571	(766)	2,696
Bad debt expense	(9,951)	-	(9,942)	-
Changes in current assets and liabilities	35,428	(13,562)	82,060	(6,727)

Discretionary cash flow (Non-GAAP) (4)	$211,906	$153,793	$410,408	$295,274

(4) Discretionary cash flow is computed as net income adjusted for gain (loss) on insurance settlement, gain on sale of proved properties, depreciation, depletion, amortization, asset retirement obligation liability accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, change in
Net Profits Plan liability, and the effect of unrealized derivative (gain) loss. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary's ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the Consolidated Statements of Cash Flows herein for more detailed cash flow information.